     THE GENERAL ACCOUNT OPTION
     UNDER GROUP VARIABLE ANNUITY CONTRACTS
     ISSUED BY HARTFORD LIFE INSURANCE COMPANY   [THE HARTFORD LOGO]

  This Prospectus describes the General Account Option available under certain group variable annuity contracts (the "Contract" or "Contracts"). Hartford Life Insurance Company issues the Contracts with respect to its Separate Accounts known as Hartford Life Insurance Company DC Variable Account-I and Hartford Life Insurance Company Separate Account Two. This Prospectus must be accompanied by, and should be read together with, the prospectus for the Contract and the applicable Separate Accounts.

  We issue the Contracts in connection with Deferred Compensation Plans of tax-exempt and governmental employers. The Contract Owner can allocate Contributions, in whole or in part, to the General Account Option or to the Separate Accounts during the period before annuity payments start. Contributions allocated to the General Account Option become part of our company assets in our General Account. During the period before annuity payments start, we credit interest on Contract values allocated to the General Account Option at a rate of interest that is at least equal to the Guaranteed Interest Rate stated in the Contract. We can declare rates of interest from time to time that are greater than the Guaranteed Interest Rate.

  The Mortality, Expense Risk and Administrative charge applicable to Contract values in the Separate Accounts does not apply to the General Account Option. However, all other charges as described in the prospectus for the Contract and the Separate Accounts accompanying this Prospectus, including the Annual Maintenance Fee, Contingent Deferred Sales Charges, Transfer Fee and Charges for Premium Taxes, apply equally to Contract values held in the General Account Option.

  We generally process distributions and transfers from the General Account Option within a reasonable period of time after we receive a Participant request at our Administrative Office. We deduct applicable charges from distributions and transfers. Under certain conditions, transfers from the General Account Option may be limited or deferred. Distributions may be deferred or subject to a market value adjustment that could result in your receipt of less than the total of your Contributions.

  If you decide to become a Contract Owner or a Participant, you should keep this Prospectus for your records.

  This Prospectus is filed with the Securities and Exchange Commission. The Securities and Exchange Commission doesn't approve or disapprove these securities or determine if the information in this prospectus is truthful or complete. Anyone who represents that the Securities and Exchange Commission does these things may be guilty of a criminal offense.

  This Prospectus can also be obtained from the Securities and Exchange Commission's website (www.sec.gov).

  This group variable annuity contract IS NOT:

-   A bank deposit or obligation

-   Federally insured

-   Endorsed by any bank or governmental agency

------------------------------------------------------------------------------


Prospectus Dated: May 1, 2006

                            AVAILABLE INFORMATION

    We are required by the Securities Exchange Act of 1934 to file reports and other information with the SEC. You may read or copy these reports at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain reports, proxy and information statements and other information about us at the SEC's website at: www.sec.gov.

    We filed a registration statement ("Registration Statement") relating to the Contracts offered by this prospectus with the SEC under the Securities Act of 1933. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information contained in the Registration Statement. For more information about the Contracts and us, you may obtain a copy of the Registration Statement in the manner set forth in the preceding paragraph.

    In addition, the SEC allows Hartford to "incorporate by reference" information that Hartford files with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. Hartford can disclose important information to you by referring you to those documents. Information that Hartford files with the SEC will automatically update and supercede the information in this prospectus.


    This prospectus incorporates by reference the following documents:



     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;



    (b)   Our Quarterly Report on Form 10-Q for the period ended March 31, 2006;
and



     (c) Until this offering has been completed, any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.



    Statements in this prospectus, or in documents that we file later with the SEC and that legally become part of this prospectus, may change or supercede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.


    Hartford will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in this Prospectus, other than exhibits to such document. Requests for such copies should be directed to Hartford Life Insurance Company, P.O. Box 5085, Hartford, Connecticut 06102-5085, telephone: 1-800-862-6668.

                              TABLE OF CONTENTS


SECTION                                                                                                       PAGE
--------                                                                                                     -------
SUMMARY....................................................................................................      4
GLOSSARY OF SPECIAL TERMS..................................................................................      5
INTRODUCTION...............................................................................................      6
THE GENERAL ACCOUNT OPTION.................................................................................      6
   A. The Accumulation Period..............................................................................      6
     1. Contributions......................................................................................      6
     2. Guaranteed Interest Rates and Declared Interest Rates..............................................      6
     3. Participant Account Values.........................................................................      7
     4. Transfers from the General Account Option..........................................................      7
     5. Transfers to the General Account Option............................................................      7
     6. Surrenders.........................................................................................      8
       (a) General.........................................................................................      8
       (b) Payment of Full or Partial Surrenders...........................................................      8
       (c) Contract Termination............................................................................      9
     7. Experience Rating under the Contracts..............................................................      9
   B. Annuity Period.......................................................................................     10
INVESTMENTS BY HARTFORD....................................................................................     10
FEDERAL TAX CONSIDERATIONS.................................................................................     12
   A. Taxation of Hartford.................................................................................     12
   B. Information Regarding Deferred Compensation Plans for State and Local Governments....................     12
HARTFORD LIFE INSURANCE COMPANY............................................................................     12
LEGAL OPINIONS.............................................................................................     13
EXPERTS....................................................................................................     13
APPENDIX A -- MARKET VALUE LUMP SUM OPTION.................................................................     14


    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALES PERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON.

                                    SUMMARY

    This Prospectus describes the General Account Option under Contracts issued in connection with Deferred Compensation Plans of tax-exempt and governmental employers. We issue the Contracts with respect to our Separate Accounts known as Hartford Life Insurance Company DC Variable Account-I ("DC-I") and a series of Hartford Life Insurance Company Separate Account Two ("DC-II"). Contributions to the General Account Option become a part of our company assets in our General Account. Contributions to the Contracts can also be allocated to one or more variable Sub-Accounts of the Separate Accounts. "Sub-Accounts" are divisions of a Separate Account. The Contracts and the Separate Accounts are described in a separate prospectus accompanying this Prospectus. All such prospectuses should be read carefully and retained for future reference.

    We credit interest on Contributions to the General Account Option during the Accumulation Period. We establish specified Guaranteed Interest Rates for the first five calendar years (a "Five Year Guarantee Period") for Contributions received during the calendar year in which the Contract is issued (the "First Calendar Year"). Before the start of each calendar year following the First Calendar Year, we establish Guaranteed Interest Rates for a Five Year Guarantee Period for Contributions received in such following year. We establish Guaranteed Interest Rates annually after each Five Year Guarantee Period.

    We can establish Declared Interest Rates in excess of any Guaranteed Interest Rates from time to time. Declared Interest Rates can apply to some or all of the values under the General Account Option for periods of time that we determine. The rates of interest credited will affect Participant Account values (see "The General Account Option -- Participant Account Values") and are used to determine amounts payable upon termination of the Contracts. (See "Surrenders -- Contract Termination").

    Generally, we intend to invest the General Account assets attributable to the Contracts in investment grade securities. We have no specific formula for determining the rates of interest that we will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, our determination generally will be affected by interest rates available on the types of debt instruments in which we intend to invest the proceeds attributable to the General Account Option. In addition, we can also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by us; general economic trends; and competitive factors. (See "Investments by Hartford").

    During the Accumulation Period, the Contract Owner may allocate all or a portion of a Participant's Account value held under the General Account Option to one or more of the variable Sub-Accounts of the Separate Account. We do not deduct Contingent Deferred Sales Charges on such transfers. However, there are restrictions which may limit the amount that may be so allocated and transfers may be deferred in certain cases. (See, "Transfers from the General Account Option"). Distributions from the General Account Option are generally made within a reasonable period of time after a request is received and reflect the full value of Participant's Account values less applicable charges described in the Contract prospectus. However, under certain conditions, distributions may be deferred or subject to a market value adjustment. (See "Surrenders").

                          GLOSSARY OF SPECIAL TERMS

ACCUMULATION PERIOD: The period before the start of Annuity payments.

ACTIVE LIFE FUND: The sum of all Participant Account values under a Contract during the Accumulation Period.

ADMINISTRATIVE OFFICE: Located at 200 Hopmeadow Street, Simsbury, CT 06089. The mailing address for correspondence concerning this Contract is P.O. Box 1583, Hartford, CT 06144-1583, except for overnight or express mail packages, which should be sent to: Attention: IPD/Retirement Plan Service Center, 200 Hopmeadow Street, Simsbury, CT 06089.

ANNUITANT: The person on whose life Annuity payments are based.

ANNUITY: A series of payments for life or another designated period.

ANNUITY COMMENCEMENT DATE: The date we start to make Annuity payments to you.

ANNUITY PERIOD: The period during which we make Annuity payments to you.

CODE: The Internal Revenue Code of 1986, as amended.

COMMISSION: Securities and Exchange Commission.

CONTRACT OWNER: The Employer or entity owning the Contract.

CONTRACT YEAR: A period of 12 months beginning with the effective date of the Contract or with any anniversary of the effective date.

CONTRIBUTION(S): The amount(s) paid or transferred to us by the Contract Owner on behalf of Participants pursuant to the terms of the Contracts.

DATE OF COVERAGE: The date on which we receive the application on behalf of a Participant.

DECLARED INTEREST RATE(S): One or more rates of interest that we declare which will never be less than the Guaranteed Interest Rates and may apply to some or all of the Participant Account values allocated to the General Account Option for period(s) of time determined by us.

DEFERRED COMPENSATION PLAN: A plan established and maintained in accordance with the provisions of section 457 of the Code and the regulations issued thereunder.

EMPLOYER: A governmental or tax-exempt employer maintaining a Deferred Compensation Plan for its employees or other eligible persons.

GENERAL ACCOUNT: Our General Account that consists of all of our company assets.

GUARANTEED INTEREST RATE(S): The minimum rate(s) of interest to be credited on the General Account portion of the Active Life Fund, as set forth in the Contract.

HARTFORD (ALSO, "WE", "US" OR "OUR"): Hartford Life Insurance Company.

MARKET VALUE LUMP SUM OPTION: At Contract termination, a lump sum payment that is adjusted for the market value of the underlying assets as described under the formula under "The General Account Option -- The Accumulation Period -- Surrenders."

PARTICIPANT: A term used to describe, for record keeping purposes, any employee or other eligible person electing to participate in the Deferred Compensation Plan of the Employer/Contract Owner.

PARTICIPANT ACCOUNT: An account to which the General Account values and the Separate Account values held by the Contract Owner on behalf of Participant under the Contract are allocated.

PARTICIPANT'S CONTRACT YEAR: A period of twelve (12) months beginning with the Date of Coverage of a Participant and each successive 12-month period.

PLAN: The Deferred Compensation Plan of an Employer.

PREMIUM TAX: A tax charged by a state or municipality on premiums, purchase payments or Contract values.

SEPARATE ACCOUNTS: Our separate accounts called Hartford Life Insurance Company DC Variable Account-I ("DC-I") and Hartford Life Insurance Company Separate Account Two ("DC-II").

SURRENDER: Any partial or complete withdrawal of Contract values.

                                 INTRODUCTION

    This Prospectus sets forth information you should know before you purchase or become a Participant in the General Account Option under Contracts. This Prospectus describes only the parts of the Contracts relating to the General Account Option. The Contracts also contain certain variable Separate Accounts. The Contracts and the Separate Accounts are described in a separate prospectus that accompanies this Prospectus. Please read them together and retain them for your records.

                          THE GENERAL ACCOUNT OPTION

    The General Account Option is available under Contracts issued in connection with a Deferred Compensation Plan of an Employer. The Contracts provide for both an Accumulation Period and an Annuity Period. During the Accumulation Period, the Employer can make Contributions to the General Account Option. Those Contributions, and the interest credited thereon, become part of our General Account. During the Annuity Period, Fixed or Variable Annuities can be purchased with Participant Account values. The operation of the Contract during the Annuity Period is described in the Contract prospectus accompanying this Prospectus.

A. THE ACCUMULATION PERIOD

    1. CONTRIBUTIONS

    Contract Owners and Participants may allocate Contributions and Contract values to the General Account Option.

    2. GUARANTEED INTEREST RATES AND DECLARED INTEREST RATES

    We credit interest on Contributions to the General Account Option during the Accumulation Period. We establish specified Guaranteed Interest Rates for the first five calendar years (a "Five Year Guarantee Period") for Contributions received during the calendar year in which the Contract is issued (the "First Calendar Year"). Before the start of each calendar year following the First Calendar Year, we establish Guaranteed Interest Rates for a Five Year Guarantee Period for Contributions received in such following year. The Guaranteed Interest Rates for a Five Year Guarantee Period may not be the same in each year.

    After each Five Year Guarantee Period, we establish Guaranteed Interest Rates annually (a "One Year Guarantee Period"). These one-year Guaranteed Interest Rates commence automatically at the end of a Five Year Guarantee Period and at the end of each subsequent One Year Guarantee Period. All Guaranteed Interest Rates and Declared Interest Rates are effective annual rates after taking into account daily compounding of interest.

    The following example is for illustrative purposes only. It contains hypothetical rates of interest. Actual Guaranteed Interest Rates for any given time may be more or less than those illustrated.

> Example: A Contract is issued on July 1, in Year 1. At issue, we set the Guaranteed Interest Rates for calendar Years 1 through 5 as follows:


                                                  HYPOTHETICAL
                                                    RATES OF
              CALENDAR YEAR                         INTEREST
              --------------                -------------------------
                 Year 1                               5.00%
                 Year 2                               4.75%
                 Year 3                               4.50%
                 Year 4                               4.25%
                 Year 5                               4.00%

    Assume that we receive Contributions of $1,000 during Year 1 and that we receive Contributions of $1,500 during Year 2. We will credit the Year 1 Contributions of $1,000 with interest at a rate of at least 5.00% (i.e., the Guaranteed Interest Rate for Year 1) for Year 1. During Year 2, we will credit the Year 1 Contributions, along with the interest credited from Year 1, with interest at a rate of at least 4.75% per year. Similarly, for calendar Years 3, 4 and 5, we will credit the Year 1 Contributions, along with the interest credited from prior years, with interest at a rate of at least 4.50%, 4.25% and 4.00% per year respectively. At the end of Year 5, we will set a one-year Guaranteed Interest Rate for Year 6. We will follow this procedure for setting a one-year Guaranteed Interest Rate for each subsequent year.

    At the end of Year 1, we will set the Guaranteed Interest Rates for calendar Years 2 through 6 for the Contributions of $1,500 received in Year 2. At the end of Year 6 and annually thereafter, we will set one-year Guaranteed Interest Rates for the Year 2 Contributions of $1,500 along with the interest that was credited on the $1,500 in prior years.

    We will follow the same procedure for contributions received in Year 3 and later. At the end of each calendar year, we will set Guaranteed Interest Rates for each of the next five calendar years for the following year's Contributions. At the end of each Five Year Guarantee Period for a particular year's contributions, we will establish one-year Guaranteed Interest Rates annually.

    We can establish Declared Interest Rates in excess of any Guaranteed Interest Rates from time to time. Declared Interest Rates can apply to some or all of the values under the General Account Option for periods of time that we determine. For example, we could determine to declare an interest rate in excess of the otherwise applicable Guaranteed Interest Rate(s) for a nine month period, and applicable only to Participant Account values attributable to Contributions received in a particular time period. The rates of interest credited will affect Participant Account values (See "Participants Account Values") and are used to determine amounts payable upon termination of the Contracts (See "Surrenders -- Contract Termination"). We will provide the Contract Owner with written notification of the Declared Interest Rate and the values to which the Declared Interest Rate will apply.

    We have no specific formula for determining the rates of interest that we will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, our determination generally will be affected by interest rates available on the types of debt instruments in which we intend to invest the proceeds attributable to the General Account Option. In addition, we can also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by us; general economic trends; and competitive factors. (See, "Investments by Hartford"). WE WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE. WE CANNOT PREDICT NOR CAN WE GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST OR GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE.

    3. PARTICIPANT ACCOUNT VALUES

    We credit interest on Participant Account values held under the General Account Option at rates at least equal to the applicable Guaranteed Interest Rates. We allocate Contributions to Participant Accounts, and begin crediting interest as of the date we receive the Contribution at our Administrative Office. We credit interest to Participant Account values daily.

    4. TRANSFERS FROM THE GENERAL ACCOUNT OPTION

    The Contract Owner may transfer Participant Account values held in the General Account Option to one or more of the Sub-Accounts of the Separate Accounts under the Contract. The charges for transfers are described in the prospectus for the Contracts which accompanies this Prospectus. We do not deduct Contingent Deferred Sales Charges when a transfer is made to the Separate Accounts.

    All transfers are made on a last in, first out basis. This means the portion of a Participant Account attributable to older Contributions or transfers will be transferred only after the portion attributable to the most recent Contribution or transfer has been transferred.

    The right to transfer Contract values is subject to our right to limit any such transfer in any calendar year, to one-sixth ( 1/6) of the Participant Account value under the General Account Option under the Contract as of the end of the preceding calendar year. (See "Surrenders").

    Transfers of assets presently held in the General Account Option, or that were held in the General Account Option at any time during the preceding three month period to the Hartford Money Market HLS Sub-Account are prohibited. Similarly, transfers of assets presently held in the Hartford Money Market HLS Sub-Account or which were held in such Sub-Account or the General Account Option during the preceding three months, to the General Account Option are prohibited.

    5. TRANSFERS TO THE GENERAL ACCOUNT OPTION

    You can transfer Participant Account values from a Separate Account to the General Account Option at any time. The charges for transfers are described in the Contract prospectus that accompanies this Prospectus. We do not deduct Contingent Deferred Sales Charges when a transfer is made. We will treat such transfers like Contributions to the General Account Option on the date of such transfer.

    6. SURRENDERS

    (A) GENERAL

    Subject to the termination provisions described below, the Contract Owner can request a full or partial Surrender of Participant Account values, less any Contingent Deferred Sales Charge, at any time. However, if the sum of all Surrenders and transfers from the General Account Option in a calendar year, including the currently requested Surrender, exceeds one-sixth ( 1/6) of the aggregate values held in the General Account Option under the Contract at the end of the preceding calendar year, we reserve the right to defer Surrenders in excess of the limit to the next calendar year. At such time, unless we are directed in writing otherwise, deferred Surrenders will be made in the order originally received up to the limit, if applicable. We will use this method until all Surrenders have been satisfied.

    (B) PAYMENT OF FULL OR PARTIAL SURRENDERS (PARTICIPANT ACCOUNT ONLY)

    In the event of a partial Surrender of a Participant's Account, we will pay the requested value less any applicable Contingent Deferred Sales Charge. We will make all partial Surrenders of a Participant Account on a last in, first out basis. This means the portion of your Participant Account attributable to your most recent Contribution (or transfer) will be Surrendered first. In the event of a full Surrender of a Participant Account, we will pay the account value less any applicable Premium Tax not previously deducted, the Annual Maintenance Fee and applicable Contingent Deferred Sales Charges.

    CONTINGENT DEFERRED SALES CHARGES: We deduct a Contingent Deferred Sales Charge ("Sales Charge") from Surrenders of or from the Contract. THE AMOUNT OF THE SALES CHARGE DEPENDS ON THE SALES CHARGE SCHEDULE IN THE CONTRACT. THERE ARE FOUR SEPARATE GROUP VARIABLE ANNUITY CONTRACTS WITH DIFFERENT SALES CHARGE SCHEDULES, AS SHOWN BELOW. THE SALES CHARGE UNDER EACH DEPENDS ON the number of Participant's Contract Years completed with respect to a Participant's Account before the Surrender. The Sales Charge is a percentage of the amount Surrendered.

PARTICIPANT'S CONTRACT
YEARS                                                                                                  SALES CHARGE
--------------------------                                                                             -------------
During the First through the Eighth Year............................................................         5%
During the Ninth through Fifteenth Year.............................................................         3%
During the Sixteenth Year and thereafter............................................................         0%

PARTICIPANT'S CONTRACT
YEARS                                                                                                  SALES CHARGE
--------------------------                                                                             -------------
During the First through the Sixth Year..............................................................        7%
During the Seventh through Twelfth Year..............................................................        5%
During the Thirteenth Year and thereafter............................................................        0%

PARTICIPANT'S CONTRACT
YEARS                                                                                                  SALES CHARGE
--------------------------                                                                             -------------
During the First through the Sixth Year..............................................................        5%
During the Seventh through Eight Year................................................................        4%
During the Ninth through Tenth Year..................................................................        3%
During the Eleventh through Twelfth Year.............................................................        2%
During the Thirteenth Year and thereafter............................................................        0%

PARTICIPANT'S CONTRACT
YEARS                                                                                                  SALES CHARGE
--------------------------                                                                             -------------
During the First through the Second Year............................................................         5%
During the Third through Fourth Year................................................................         4%
During the Fifth Year...............................................................................         3%
During the Sixth Year...............................................................................         2%
During the Seventh Year.............................................................................         1%
During the Eighth Year and thereafter...............................................................         0%

    We may reduce the amount or term of the Sales Charge (see "Experience Rating under the Contracts"). Please consult the prospectus for the related group variable annuity contract and the Separate Account for applicable Sales Charges.

    (C) CONTRACT TERMINATION (CONTRACT OWNERS ONLY)

    If the Contract Owner requests a full Surrender of the Contract or of all Contract values held in the General Account Option, the Contract Owner may select one of the two optional methods of payment, as described below. The terms utilized have the following meanings:

i    =  the rate of interest (expressed as a percent, e.g. .05 =5%) to be credited, subject to a minimum rate of
        0% and a maximum rate of B%.
A    =  The weighted average interest rate (expressed as a decimal, e.g. 1% =.01) being credited under the
        General Account Option as of the date of termination.
B    =  The average yield (expressed as decimal, e.g. 1% =.01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new Long Term Public Utilities rated Aa by Moody's
        Investors Services, Inc. and the Salomon Brothers weekly Index of Current Coupon 30 year Federal
        National Mortgage Association Securities, or their equivalents.

    (i) BOOK VALUE SPREAD OPTION (PERIODIC PAYMENT NOT TO EXCEED FIVE YEARS):

    Under this option, we will pay an amount equal to the Contract values held in the General Account Option less applicable Premium Taxes, any Annual Maintenance Fee and applicable Sales Charges. We reserve the right to make such payment in level annual installments over a period not to exceed five years from the date of the request, in which event interest will be credited on the unpaid balance at a rate per annum produced by the following formula:

                              i = (A - 2(B - A)) - .005

> Example: If A = 6% and B = 7%, then interest on the unpaid balance would be paid at a rate of (.06 - 2(.07 - .06)) - .005 or 3.5%

    This formula may result in an interest rate that is less than the weighted average interest rate being credited under the General Account Option as of the date of termination.

    (ii) MARKET VALUE LUMP SUM OPTION:

    Under this option, we will pay a lump sum amount equal to the Contract values held in the General Account Option, less any applicable Sales Charges, Annual Maintenance Fee, and Premium Taxes multiplied by the appropriate market value factor. The amount payable on Surrender may be adjusted down by application of the market value adjustment. This market value factor is determined as follows:

    (a) if B is greater than A, the market value factor equals 1 - (6(B - A)) or,

    (b)   if A is greater than B, the market value factors equals 1.00

> Example: If A = 7% and B = 9%, then the market value factor would be 1 - (6(.09 - .07)) = .88.

    Under this option, it is possible that the amount payable on surrender would be more or less than your contribution(s).

    Additional examples of both optional methods of payment are contained in Appendix A.

    7. EXPERIENCE RATING UNDER THE CONTRACTS:

    We may apply experience credits under a Contract based on investment, administrative, mortality or other factors, including, but not limited to (1) the total number of Participants, (2) the sum of all Participants' Account values, (3) the allocation of Contract values between the General Account and the Separate Accounts under the Contract, (4) present or anticipated levels of Contributions, distributions, transfers, administrative expenses or commissions, and (5) whether we are the exclusive annuity contract provider. Experience credits can take the form of a reduction in the deduction for mortality, expense risk and administrative undertakings, a reduction in the term or amount of any applicable Sales Charges, an increase in the rate of interest credited under the Contract, a payment to be allocated as directed by the Contract Owner, or any combination of the foregoing. We may apply experience credits either prospectively or retrospectively. We may apply and allocate experience credits in such manner as we deem appropriate. Any such credit will not be unfairly discriminatory against any person, including the affected Contract Owners or Participants. Experience credits have been given in certain cases. Participants in Contracts receiving experience credits will receive notification regarding such credits. Experience credits may be discontinued at our sole discretion in the event of a change in applicable factors.

B. ANNUITY PERIOD

    We will normally make payments within 15 business days after we have received a claim for settlement or any other later specified date. We will make subsequent annuity payments on the anniversaries of the first payment.

    The prospectus for the Contract and the Separate Account(s) accompanying this Prospectus more fully describes the Annuity Period and the Annuity Payment Options under the Contracts.

                            INVESTMENTS BY HARTFORD

    Assets of Hartford must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

    Contract reserves will be accounted for in a non-unitized separate account. Contract Owners have no priority claims on assets accounted for in this separate account. All assets of Hartford, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet the general obligations of Hartford.

    Nonetheless, in establishing Guaranteed Rates and Declared Rates, Hartford intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guaranteed Interest Rates and Declared Interest Rates"). Hartford's investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which Hartford intends to invest the proceeds from the Contracts include:

    - Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

    - Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or
      BBB) or any other nationally recognized rating service.

    - Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's Investors Services, Inc. or Standard & Poor's Corporation are deemed by Hartford's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance laws.


    HOW CONTRACTS ARE SOLD -- Hartford Securities Distribution Company, Inc. ("HSD") serves as principal underwriter for the Contracts which are offered on a continuous basis. HSD is registered with the Securities and Exchange Commission under the 1934 Act as a broker-dealer and is a member of the NASD. The principal business address of HSD is the same as ours.



    Contracts will be sold by individuals who have been appointed by us as insurance agents and who are registered representatives of broker-dealers that have entered into selling agreements with HSD. We generally bear the expenses of providing services pursuant to Contracts, including the payment of expenses relating to the distribution of prospectuses for sales purposes as well as any advertising or sales literature (provided, however, we may offset some or all of these expenses by, among other things, administrative service fees received from Fund complexes).



    Commissions -- We pay compensation to broker-dealers, financial institutions and other affiliated broker-dealers ("Financial Intermediaries") for the sale of the Contracts according to selling agreements with Financial Intermediaries. Affiliated broker-dealers also employ wholesalers in the sales process. Wholesalers typically receive commissions based on the type of Contract or optional benefits sold. Commissions are based on a specified amount of Premium Payments or Contract Value. Your Registered Representative may be compensated on a fee for services and/or commission basis.

    For individual and group Contracts, we pay an up-front commission of up to 7% of your Contract Value at the time of sale to the Financial Intermediary that your Registered Representative is associated with. Your Registered Representative's Financial Intermediary may also receive on-going or trail commissions of generally not more than 1% of your Contract Value. Commissions range from 1% for Access Contracts to 7% for Core Contracts. Registered Representatives may have multiple options on how they wish to allocate their commissions and/or compensation. Compensation paid to your Registered Representative may also vary depending on the particular arrangements between your Registered Representative and their Financial Intermediary. We are not involved in determining your Registered Representative's compensation. You are encouraged to ask your Registered Representative about the basis upon which he or she will be personally compensated for the advice or recommendations provided in connection with this transaction.



    Additional Payments -- In addition to commissions and any Rule 12b-1 fees, we or our affiliates pay significant additional compensation ("Additional Payments") to some Financial Intermediaries (who may or may not be affiliates), in connection with the promotion, sale and distribution of our variable annuities. Additional Payments are generally based on average net assets (or on aged assets) of the Contracts attributable to a particular Financial Intermediary; on sales of the Contracts attributable to a particular Financial Intermediary and/or on reimbursement of sales expenses. Additional Payments may take the form of, among other things: (1) sponsorship of due diligence meetings to educate Financial Intermediaries about our variable products; (2) payments for providing training and information relating to our variable products; (3) expense allowances and reimbursements; (3) override payments and bonuses; (4) personnel education or training; (5) marketing support fees (or allowances) for providing assistance in promoting the sale of our variable products; and/or (6) shareholder services, including sub-accounting and the preparation of account statements and other communications.



    We are among several insurance companies that pay Additional Payments to certain Financial Intermediaries to receive "preferred" or recommended status. These privileges include our ability to gain additional or special access to sales staff, provide and/or attend training and other conferences; placement of our products on customer lists ("shelf-space arrangements"); and otherwise improve sales by featuring our products over others. We also may pay Additional Payments to certain key Financial Intermediaries based on assets under management.



    Consistent with NASD Conduct Rules, we provide cash and non-cash compensation in the form of: (1) occasional meals and entertainment; (2) occasional tickets to sporting events; (3) nominal gifts (not to exceed $100 annually); (4) sponsorship of sales contests and/or promotions in which participants receive prizes such as travel awards, merchandise and recognition;
(5) sponsorship of training and educational events; and/or (6) due diligence meetings. In addition to NASD rules governing limitations on these payments, we also follow our guidelines and those of Financial Intermediaries which may be more restrictive than NASD rules.



    Additional Payments create a potential conflict of interest in the form of an additional financial incentive to the Registered Representative and/or Financial Intermediary to recommend the purchase of this Contract over another variable annuity or another investment option. For the fiscal year ended December 31, 2005, Additional Payments did not in the aggregate exceed approximately $48 million (excluding incidental corporate-sponsorship related perquisites).



    For individual and group Contracts, as of December 31, 2005, we have entered into arrangements to make Additional Payments to the following Financial Intermediaries: A.G. Edwards & Sons, Inc., ABN AMRO Bank, N.V., Advest, Inc., Aegis Capital Advisors, LLC, AIG Advisors Group, Inc., AIG SunAmerica, American International Group, Inc., AMSouth Investment Services, Inc., Asset Management Securities, Associated Investment Services, Inc., B. C. Ziegler & Co., Banc of America Investment Services, Inc., Banc One Securities Corp., Bancnorth Investment Group, Inc., Bancwest Investment Services, Inc., BB&T Investment Services, Inc., BNY Investment Center of The Bank of New York Company, Inc., BOSC, Inc., BlueVase Securities, LLC., Cadaret Grant & Co., Inc., Cambridge Investment Research, Inc., Capital Analyst Inc., Capital Securities of America, Inc., Centaurus Financial, Inc., Citigroup, Inc. (various divisions and affiliates), Colonial Brokerage House (LifeMark Partners), Coordinated Capital Securities, Inc., Commerce Brokerage Services, Inc., Comerica Securities, Commonwealth Financial Network, Compass Brokerage, Inc., Crowell, Weedon & Co., Crown Capital Securities, L.P., Cuso Financial Services, L.P., Dortch Securities & Investments, Inc., Duerr Financial Corporation, Edward D. Jones & Co., L.P., Empire Securities, Inc., ePLANNING, Inc., Ferris, Baker Watts, Incorporated, FFP Securities, Inc., Fifth Third Securities, Inc., FIMCO Securities Group (Mequon, WI), Financial Network Services (or Investment) Corp., Fintegra Financial Services, LLC., First Allied Securities, Inc., First Citizens Investor Services, First Heartland Capital, Inc., First Montauk Securities Corp., First National Bank of Omaha, First Tennessee Brokerage, Inc., First Wall Street Corporation, Frost Brokerage Services, Inc., FSC Securities Corporation, Girard Securities, Inc., Great American Advisors, Inc., H.D. Vest Investment Services (subsidiary of Wells Fargo & Company), Harbour Investments, Inc., H & R Block Financial Advisors, Inc., Harvest

Capital LLC, Heim & Young Securities, Hibernia Investments, L.L.C., Hong Kong and Shanghai Banking Corporation Limited (HSBC), The Huntington Investment Company, IFMG Securities, Inc. at Rockland Trust, Independent Financial Group, LLC, Infinex Financial Group, ING Advisors Network, Intersecurities, INC., Invest Financial Corp., Investacorp, Inc., Investment Professionals, Inc., Investors Capital Corporation, Investment Centers of America, Inc., Investment Professionals, Inc., Investors Capital Corp., James T. Borello & Co, Janney Montgomery Scott LLC, Jefferson Pilot Securities Corporation, J.J.B. Hilliard, W.L. Lyons, Inc., KMS Financial Services, Inc., Legg Mason Wood Walker, Incorporated, Leigh Baldwin & Co., LLC, Lincoln Financial Advisors Corp. (marketing name for Lincoln National Corp.), Linsco/Private Ledger Corp., Local Securities Corporation, M&T Securities, Inc., McDonald Investments Inc., Merrill Lynch Pierce Fenner & Smith, Morgan Keegan & Company, Inc, Morgan Stanley & Co., Inc. (various divisions and affiliates), Mutual Service Corporation, Natcity Investments, Inc., National Planning Corp., Newbridge Securities Corp., NEXT Financial Group, Inc., NFP Securities, Inc., North Ridge Securities Corp., ONB Investment Services, Inc., Oppenheimer & Co., Inc., Park Avenue Securities LLC, Parker/Hunter Incorporated, Partners Investment Network, Inc., Pension Planners Securities, Inc., People's Securities, Inc., PFIC Securities Corp., Piper Jaffray & Co., Prime Capital Services, Inc., Primevest Financial Services, Inc., Proequities, Inc., Prospera Financial Services, Inc., QA3 Financial Corp, Raymond James Financial Services, RBC Dain Rauscher Inc., Retirement Plan Advisors, Inc., Robert W. Baird & Co., Inc., Rogan & Assoc., Inc., Royal Alliance Assoc., Inc., Ryan Beck & Co., Scott & Stringfellow, Inc., Securian Financial Services, Inc., Securities America, Inc., Securities Service Network, Inc., Sigma Financial Corporation, SII Investments, Inc., Southtrust Securities, Inc., Stifel Nicolaus & Company, Incorporated, Sun Trust Bank, SunTrust Investment Services, Inc. -- Alexander Key Division, SWBC Investment Services, LLC, Synovus Securities, Inc., TFS Securities, Inc., The Investment Center, Inc., Thurston, Springer, Miller, Herd & Titak, Inc.,Triad Advisors, Inc., UBOC Investment Services, Inc. (Union Bank of California, N.A.), UBS Financial Services, Inc., UMB Scout Brokerage Services, Inc., U.S. Bancorp Investments, Inc., Unionbanc Investment Services, LLC, Uvest Financial Services Group Inc., Valmark Securities, Inc., Wachovia Securities, LLC. (various divisions), Wall Street Financial Group, Inc., Walnut Street Securities, Inc., Webster Investment Services, Inc., Wells Fargo Brokerage Services, L.L.C., Wescom Financial Services, Wilbanks Securities, Inc., WM Financial Services, Inc., Woodbury Financial Services, Inc. (an affiliate of ours), WRP Investments, Inc., XCU Capital Corporation, Inc.



    Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by NASD Conduct Rule 2830(l)(4). We will endeavor to update this listing annually and interim arrangements may not be reflected. We assume no duty to notify any investor whether their Registered Representative is or should be included in any such listing. You are encouraged to review the prospectus for each Fund for any other compensation arrangements pertaining to the distribution of Fund shares.



                          FEDERAL TAX CONSIDERATIONS


A. TAXATION OF HARTFORD

    Hartford is taxed as a life insurance company under Subchapter L of Chapter 1 of the Internal Revenue Code of 1986, as amended. The assets underlying the General Account Option under the Contracts will be owned by Hartford. The income earned on such assets will be Hartford's income.

B. INFORMATION REGARDING DEFERRED COMPENSATION PLANS FOR STATE AND LOCAL GOVERNMENTS

    The tax treatment of Contributions and distributions is briefly described in the accompanying prospectus for the Contract.

                        HARTFORD LIFE INSURANCE COMPANY


    Hartford Life Insurance Company is the issuer of the Contract. Hartford Life Insurance Company is a life insurance company organized under the laws of Connecticut. Our Home Office is located at 200 Hopmeadow Street, Simsbury, CT 06089.


    Hartford Life Insurance Company and its subsidiaries ("Hartford Life Insurance Company" or the "Company"), is a direct subsidiary of Hartford Life and Accident Insurance Company ("HLA"), a wholly owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford Life is an indirect subsidiary of The Hartford Financial Services Group, Inc. ("The

Hartford"). The Company, together with HLA, provides (i) retail and institutional investment products, including variable annuities, fixed market value adjusted ("MVA") annuities, private placement life insurance, which includes life insurance products purchased by a company on the lives of its employees, and retirement plan services for the savings and retirement needs of over 5.0 million customers, (ii) life insurance for wealth protection, accumulation and transfer needs for approximately 738,000 customers, (iii) group benefits products such as group life and group disability insurance for the benefit of millions of individuals and (iv) fixed annuity products through its international operations. The Company is one of the largest sellers of individual variable annuities, variable universal life insurance and group disability insurance in the United States. The Company's strong position in each of its core businesses provides an opportunity to increase the sale of the Company's products and services as individuals increasingly save and plan for retirement, protect themselves and their families against the financial uncertainties associated with disability or death and engage in estate planning.


    Hartford Life Insurance Company is licensed to operate in the District of Columbia and all jurisdictions. We intend to offer the Contract in any jurisdictions in which we are licensed.


                                LEGAL OPINIONS


    The validity of the interests in the Contracts described in this Prospectus will be passed upon for Hartford by Christopher M. Grinnell, Senior Counsel and Assistant Vice President of Hartford.


                                    EXPERTS


    The consolidated financial statements and related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated February 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



    With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                  APPENDIX A
                        MARKET VALUE LUMP SUM OPTION

    If A is greater than B, the Market Value Adjustment factor equals 1.

    If B is greater than A, the Market Value Adjustment factor equals 1 - (6(B
    - A))

>   WHERE:

A    =  The weighted average interest rate (expressed as a decimal, e.g., 1% = .01) being credited under the
        General Account Option as of the date of termination.

B    =  The average yield (expressed as a decimal, e.g. 1% = .01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new Long Term Public Utilities rated Aa by Moody's
        Investors Service, Inc. and the Salomon Brothers weekly Index of Current Coupon 30 year Federal National
        Mortgage Association Securities, or the equivalents of such indices.

BOOK VALUE SPREAD OPTION

    Interest to be credited on unpaid balance ("i") equals (A - 2(B - A)) - ..005, where A and B are defined as above.

>   Examples of Contract Termination:

    (Assuming a 5% Contingent Deferred Sales Charge, and no Policy Fees or Premium Taxes are applicable)

                                         INTEREST RATE             ACTIVE LIFE FUND
                                          CREDITED TO               ATTRIBUTABLE TO
                                         CONTRIBUTIONS               CONTRIBUTIONS
                                    DEPOSITED IN THE GIVEN      DEPOSITED IN THE GIVEN
                                         CALENDAR YEAR               CALENDAR YEAR
                                   --------------------------  --------------------------
1992............................              6.00%                   $   300,000
1993............................              6.50%                       600,000
1994............................              7.00%                       700,000
                                                                      ------------
TOTAL...........................              6.63%*                  $ 1,600,000

* Total = the weighted average interest rate being credited on the date of termination ("A"), calculated as follows:

   300,000 x .06 + 600,000 x .065 + 700,000 x .07
            300,000 + 600,000 + 700,000              = .0663 = 6.63%

    At termination, the book value of the General Account Option portion of the Active Life Fund would be $1,600,000. This amount is reduced by Contingent Sales Charges of 5%, or $80,000. The remaining $1,520,000 would be payable under either Option 1 (Book Value Spread Option) or Option 2 (Market Value
Lump Sum Option.)

>   Example 1

B    =  .09

    If the Book Value Spread Option is selected, the Book Value Spread rate of interest would equal 1.39% (.0663 - 2(.09 - .0663)) - .005 = .0139). The
    Contract Owner would receive six annual payments (beginning immediately) of $262,153.80.

    If the Market Value Lump Sum Option is selected, the Market Value Factor is 1 - (6(.09 - .0663)) = .8578 and the payout would be $1,520,000 x .8578 =
    $1,303,856.

>   Example 2

B    =  .07

    If the Book Value Spread Option is selected, the Book Value Spread rate of interest would equal 7% (the maximum value of i) and the Contract Owner would receive six annual payments (beginning immediately) of $298,027.68.

    If the Market Value Lump Sum Option is selected, the Market Value factor would be 1 and the amount payable to the Contract Owner upon termination of the Contract would be $1,520,000.

    The assessment of Policy Fees, if any, will reduce the amount payable to the Contract Owner upon termination of the contract.

      PRINCIPAL UNDERWRITER                                                                                HARTFORD
      Hartford Securities Distribution                                                               LIFE INSURANCE
      Company, Inc. (HSD)                                                                                   COMPANY
      Hartford Plaza, Hartford, CT 06115
                                                                              THE GENERAL ACCOUNT OPTION PROSPECTUS
                                                                             under Group Variable Annuity Contracts
      INSURER
      Hartford Life Insurance Company
      Executive Offices: P.O. Box 1583
      Hartford, CT 06144-1583





                                                                                                        May 1, 2006





















                                                                 [THE HARTFORD LOGO]


      HV-1928-18



      HARTFORD LIFE INSURANCE COMPANY
      P.O. BOX 1583, HARTFORD, CT 06144-1583